Exhibit 10cd

CONFIDENTIAL AGREEMENT

The parties to this Confidential Agreement (the “Agreement”), entered into as of this 28th day of July, 2011 are Todd C. Schermerhorn (“Executive”), and C.R. Bard, Inc. (“Bard”), sometimes referred to individually as “Party” or collectively as “Parties.”

WHEREAS, Executive has served as Bard’s Senior Vice President and Chief Financial Officer (“CFO”), and has elected to depart from his employment with Bard; and

WHEREAS, Executive and Bard wish to specify in this Agreement the details of the agreements and understandings relative to Executive’s remaining employment with Bard, the transition of the CFO position, and Executive’s departure from Bard;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

1. Separation Date. Executive and Bard agree that, subject to the terms and conditions set forth herein, Executive’s employment with Bard will terminate effective August 31, 2012 (the “Separation Date”). Executive agrees to continue to fulfill his duties as CFO, or such other duties and responsibilities as may be assigned by Bard, through the Separation Date, and to provide assistance with the transition of his job duties to his successor through the Separation Date. As soon as administratively possible after the Separation Date, Bard will pay Executive for his accrued but unused vacation days.

2. Separation Benefits. Subject to continuing satisfaction of the terms and conditions of this Agreement by Executive, and provided that Executive has executed this Agreement, Bard agrees to provide Executive with the following benefits:

(a) Salary and Benefits. Bard agrees to provide Executive with payment of his normal base salary and benefits through the Separation Date; provided, however, that payment of Executive’s base salary and benefits, and Executive’s eligibility under the Benefit Plans set forth in Paragraph 2(c), shall cease immediately upon any termination of Executive’s employment prior to the Separation Date either (i) by Executive, or (ii) by Bard with Cause. For purposes of this Agreement, “Cause” shall have the same meaning as in the Agreement relating to Change of Control between Executive and Bard, amended and restated effective October 27, 2005.

(b) Executive Bonus Plan. Bard will provide Executive with a lump sum payment, less all legally required withholdings and deductions and any amounts then owed by Executive to Bard, in respect of Executive’s pro-rated Executive Bonus Plan bonus for 2012. Executive’s pro-rated bonus for 2012 will be determined in accordance with the Bard’s normal policies and procedures for the calculation and payment of bonuses under the Executive Bonus Plan, and will be provided to Executive in 2013 when such bonuses are customarily paid by Bard. Executive shall not be entitled to, and shall not receive, any payment under this Paragraph 2(b) in the event Executive’s employment is terminated prior to the Separation Date either (i) by Executive, or (ii) by Bard with Cause.

(c) Benefit Plans. Executive’s rights, if any, under the Supplemental Insurance/Retirement Plan Agreement (Amended and Restated), executed by Executive on October 20, 2005 (the “SI/RP”), the Supplemental Executive Retirement Plan (“SERP”), 2003 Long Term Incentive Plan (Amended and Restated) and relevant grant documents, the 1998 Employee Stock Purchase Plan (Amended and Restated), the Employees’ Retirement Plan of C.R. Bard, Inc., the Bard Employees’ Savings Trust 401(k) Plan, and any Bard welfare benefit plans (collectively, “Benefit Plans”) will continue to be governed by the terms of each such plan.

Executive acknowledges and agrees that the payments and benefits specified in this Agreement are in full and complete satisfaction of any and all liabilities or obligations Bard has or may have to Executive, including but not limited to any and all obligations for salary, pay in lieu of notice, severance pay, bonuses, property, vacation or holiday pay, medical insurance, dental insurance, life insurance, any other benefits and any other claims for payment not specifically mentioned in this Agreement.

3. References. Executive may direct all reference inquiries to the Vice President, Human Resources, who shall, if asked: (1) confirm Executive’s dates of employment and position held; and (2) state that Bard does not provide any further information in connection with such inquiries.

4. Other Agreements.

(a) Confidential Information. Executive acknowledges and agrees that, following the execution of this Agreement, the Agreement Relating To Inventions, Trade Secrets, and Confidential Information between Executive and Bard dated February 5, 1991 (“Confidential Information Agreement”), shall remain in full force and effect.

(b) Non-Competition. Executive acknowledges and agrees that, following the execution of this Agreement, the Covenant Not To Compete between Executive and Bard, which was executed by Executive on or about January 20, 1997 (the “Non-Compete Agreement”), shall remain in full force and effect.

(c) Change in Control. Executive and Bard agree that the Agreement relating to Change of Control between Executive and Bard, amended and restated effective October 27, 2005 (the “Change of Control Agreement”) shall terminate as of the Separation Date and be of no further force and effect.

(d) Indemnification. Executive and Bard agree that the Indemnity Agreement between Executive and Bard dated as of September 9, 1998 (the “Indemnity Agreement”), shall remain in full force and effect.

5. Release of Claims. In further consideration of the pro-rated bonus provided in Paragraph 2(b), Executive agrees to provide a release of claims in the form set forth at Exhibit A hereto, to be executed by Executive on or about the Separation Date. Executive acknowledges and agrees that his execution and non-revocation of such release is a condition to receiving the pro-rated bonus set forth in Paragraph 2(b).

6. Cooperation. Following the Separation Date, Executive agrees, on reasonable notice and at reasonable times, to cooperate with Bard at Bard’s request in respect of litigation involving Bard or any of its subsidiaries or affiliated companies. Executive will cooperate fully with Bard in connection with any and all existing or future depositions and/or litigation or investigations brought by or against Bard or any of its subsidiaries or affiliated companies or their respective officers, directors, employees, or agents, whether administrative, civil or criminal in nature, in which and to the extent Bard reasonably deems Executive’s cooperation necessary. Bard will reimburse Executive for reasonable and customary out-of-pocket expenses incurred by Executive (but not including attorneys’ fees) in connection with such cooperation; provided, however, that Executive obtains Bard’s written approval of such expenses in advance of being incurred, and Executive provides Bard with a copy of receipts evidencing such expenses.

7. No Disparagement. Executive agrees that he shall not at any time engage in any form of conduct, nor make any statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of Bard, its subsidiaries or affiliated entities; their respective Boards of Directors or any of the past or current directors thereof; their respective past or current employees or officers; or their respective past or current shareholders.

8. Company Property. Executive agrees to deliver to Bard on or before the Separation Date, or at such other time as may be direct by Bard, all company-related property, equipment, supplies, computers, phones, keys, key cards, files, identification, and, without retaining any copies, all documents and other materials in his possession relating directly or indirectly to any Confidential Information or Trade Secrets (as defined in the Confidential Information Agreement).

9. No Promises or Inducements. Executive warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that he is entering into this Agreement without any threat or coercion and without reliance on any statement or representation made on behalf of Bard or by any person employed by or representing Bard, except for the written provisions and promises contained in this Agreement.

10. Controlling Law. Should any dispute arise out of or relate to the interpretation, application or breach of this Agreement or related claims, the resolution of such dispute shall be governed by the laws of the State of New Jersey, regardless of any conflicts between the laws of the State of New Jersey and any other jurisdiction. Executive agrees to submit to, and be subject to, the jurisdiction of the courts of the State of New Jersey or the United States District Court for the District of New Jersey in connection with any dispute or litigation arising out of this Agreement. The courts of the State of New Jersey or the United States District Court for the District of New Jersey shall be the exclusive forum for the resolution of any such dispute or litigation.

11. Severability. If any provision of this Agreement is declared void or is otherwise unenforceable, Executive and Bard agree that any such provision, or any part thereof, shall be construed consistent with the apparent purpose of the provision to avoid the unenforceability or, in the event that is not possible, the provision shall be severed and all remaining provisions shall remain in full force and effect. However, in the event that the waiver or release of any claim made by Executive is found to be invalid or unenforceable, then Executive shall promptly execute any documents presented by Bard that would make the waiver or release valid and enforceable.

12. Successors and Assigns. This Agreement shall be binding upon, enforceable by and inure to the benefit of Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees, and Bard and any successor to all or substantially all of the business and/or assets of Bard.

13. Section 409A Compliance. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretative guidance thereunder (“Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Bard cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A. Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Section 409A and Treasury Regulation § 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

14. Entire Agreement. This Agreement supersedes any other oral or written agreements regarding the subject matter hereof, including without limitation any Bard severance plan, and contains all of the Parties’ promises, understandings and agreements and may not be changed or altered except by a writing signed by Executive and Bard. This Agreement is an integrated document and the consideration stated in it is the sole consideration for this Agreement. Notwithstanding the foregoing, and except as modified by this Agreement, the terms of the Confidential Information Agreement, the Non-Compete Agreement, the Indemnity Agreement, and the Plans and documents identified in Paragraphs 2(a) and 2(d) shall continue in full force and effect following the execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

TODD C. SCHERMERHORN		C.R. BARD, INC.

/s/ Todd C. Schermerhorn		By:	/s/ Bronwen K. Kelly
Todd C. Schermerhorn
		Its:	Vice President-Human Resources

Dated:	August 1, 2011	Dated:	August 1, 2011

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) entered into as of this ___ day of _______, 201_ are Todd C. Schermerhorn (“Executive”), and C.R. Bard, Inc. (“Bard”), sometimes referred to individually as “Party” or collectively as “Parties.”

WHEREAS, Employer and Executive are parties to a Confidential Agreement dated July 28, 2011 (the “Agreement”); and

WHEREAS, the Agreement provides for the execution by Executive of this Release on or about the Separation Date (as defined in the Agreement);

NOW, THEREFORE, for good and adequate consideration set forth in the Agreement and this Release, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Compliance with Agreement. Executive represents and warrants that he has complied with all terms of the Agreement, the Confidential Information Agreement and the Non-Compete Agreement. Executive agrees that Bard has complied with all the terms of the Agreement and has provided all payments and benefits due thereunder as of the date of this Release.

2. Payment. Executive acknowledges and agrees that his execution and non-revocation of, and compliance with, this Release was and is a condition to the Bard’s provision of the pro-rated bonus described in Paragraph 2(b) of the Agreement.

3. Release of Claims.

(a) In exchange for the consideration set forth in Paragraph 2 of the Agreement, Executive on behalf of himself, and for any person who may claim by or through him, hereby releases and discharges Bard and its present, past and future agents, employees, officers, directors, shareholders, subsidiaries, affiliated entities, predecessors, successors and assigns (collectively, the “Released Parties”) from liability for the following claims or causes of action Executive has or may have as of the date on which Executive executed this Release, whether known or unknown, under all theories and all laws or regulations:

(i) all claims related to Executive’s employment or separation from employment with Bard;

(ii) all claims related to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act, as amended, the New Jersey Law Against Discrimination and all other local, state, and federal laws relating to discrimination;

(iii) all claims of breach of contract or public policy, wrongful or retaliatory discharge, breach of fiduciary duty, breach of the duty of good faith and fair dealings, interference with contract, misappropriation of intellectual property, wrongful or bad faith termination, intentional or negligent infliction of emotional distress, and all other employment-related torts; and

(iv) all rights to, or claims for, payments, wages, bonuses, separation or severance benefits or other compensation, expenses of any kind, attorneys’ fees and costs, except as expressly provided in this Agreement.

(b) Executive understands that this Release shall not be construed to prevent Executive from participating in or cooperating with any state or federal agency investigation or charge of discrimination. However, Executive expressly waives his right to any form of recovery or relief should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf.

(c) Executive understands that the consideration given to him under this Agreement does not constitute an admission by the Released Parties that they have violated any such law or legal obligation.

(d) For the avoidance of doubt, nothing in this Release constitutes a release by Executive of any rights he may have under the Indemnity Agreement dated as of September 9, 1998, or for any right to indemnification or contribution Executive may have against Bard by operation of law, or under Bard’s By-Laws as amended and restated, Bard’s Restated Certificate of Incorporation or the terms of any applicable directors’ and officers’ liability policy (the “Charter Documents”), nor an agreement by Executive not to file any suit or complaint to enforce the Agreement, the Release or the Indemnity Agreement or any right Executive may have to indemnification or contribution by operation of law or under any of the Charter Documents, nor a waiver of any monetary or other damages or any form of recovery or relief with respect to claims arising from the Indemnity Agreement or from any right Executive may have to indemnification or contribution by operation of law or under the Charter Documents or claims under the Agreement or this Release.

4. No Assignment of Claims. Executive represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability, or demand of any nature whatsoever against or relating to the Released Parties, or any other matter covered by this Release. Executive further represents and warrants that he has not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Released Parties, and that no such proceeding has been filed or initiated on his behalf.

5. Controlling Law. Should any dispute arise out of or relate to the interpretation, application or breach of this Release or related claims, the resolution of such dispute shall be governed by the laws of the State of New Jersey, regardless of any conflicts between the laws of the State of New Jersey and any other jurisdiction. Executive agrees to submit to, and be subject to, the jurisdiction of the courts of the State of New Jersey or the United States District Court for

the District of New Jersey in connection with any dispute or litigation arising out of the Agreement or this Release. The courts of the State of New Jersey or the United States District Court for the District of New Jersey shall be the exclusive forum for the resolution of any such dispute or litigation.

6. Consideration and Revocation Periods. Executive acknowledges and agrees that he has had at least twenty-one (21) days to consider this Release, and that any modification to this Release, material or otherwise, does not restart, extend or affect in any way the original 21-day consideration period. Executive acknowledges and agrees that he has read this Release and understands, accepts and agrees to its contents and signs it voluntarily without coercion and with full understanding that he is releasing and waiving any and all claims that he has or might have against the Released Parties, including any claims connected with his employment or separation. Executive understands that he has seven (7) days after signing this Release to revoke it and that the Release does not become effective or enforceable until this seven (7) day revocation period has expired. If this Release is revoked by Executive, Executive shall have no right to the payments and benefits set forth in Paragraph 2 of the Agreement, and Bard shall have no obligations to Executive under the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year first written above.

TODD C. SCHERMERHORN	C.R. BARD, INC.

By:
Todd C. Schermerhorn
Its:

Dated:	Dated: